Exhibit 10(iiii)

NOTICE OF AND SUPPLEMENT TO COMMUTATION

First Professionals Insurance Company, Inc. (“First Pro”), Anesthesiologists Professional Assurance Company (“APAC”), and American Professional Assurance Limited (“APAL”) hereby provide notice of their having commuted, and hereby supplement that commutation of, the three attached quota share treaties pursuant to that certain Settlement Agreement dated April 20, 2005, entered into by and between, among others, First Pro, APAC and APAL. The commutation is as follows:

1.  On May 10, 2005, the liabilities and responsibilities of APAL with respect to and under the Quota Share Treaties and all risks ceded or which could have been ceded to APAL thereunder, and all claims including incurred but not reported claims, if any, and reported but not settled claims, ceased outright completely and forever, it being the intention of the parties that these presents shall operate as a full, final and complete settlement and termination of APAL’s known and unknown liabilities and responsibilities under the Quota Share Treaties to First Pro and APAC respectively. All ceding commissions, to the extent, if any, unearned are declared “earned” as of May 10, 2005.

2.  As of May 10, 2005, APAL transferred, surrendered and assigned to First Pro and APAC, as the case may be, all of APAL’s rights in relation to such treaties (including all accounts, funds and rights to receive premiums, interest, dividends, income and other payments, whether earned or unearned, accrued or unaccrued) and agreed that First Pro and APAC each may draw down upon and/or take possession of all security and funds provided or receivable by or payable to APAL in respect of or under such treaties, to include without limitation all trust agreements, funds, securities, accounts, instruments and letters of credit presently in place collateralizing or relating to the treaties or the underlying insurance, and APAL advised Northern Trust Bank with respect to same in order to cause such bank to transfer and release any and all such assets and rights to First Pro and APAC and to honor the draw down under all such letters of credit. With respect to the Northern Trust Bank collateral trust account and the $2,083,020 letter of credit APAL posted for the benefit of APAC and/or First Pro, FPIC Insurance Group, Inc., APAC, and First Pro have the right to take possession and/or title to the securities themselves or liquidate them for cash as they deem fit effective as of April 21, 2005.

3.  In addition to providing notice of the terms of the commutation, this Notice of and Supplement to Commutation is intended to supplement the terms of the commutation as set forth within the Settlement Agreement. Nonetheless, in the event of any direct conflict between this Notice and the express terms of the Settlement Agreement, the Settlement Agreement controls.

IN WITNESS WHEREOF, the parties hereto have, by their duly authorized representative, executed this Notice of Commutation.

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In Jacksonville, Florida this     23rd              day of      May                            , 2005.

For and on behalf of	ANESTHESIOLOGISTS PROFESSIONAL ASSURANCE COMPANY, INC.

By: __/s/ Lou Sicilian_________________________
Its: __ Senior Vice President and Treasurer________

In Jacksonville, Florida this __23rd_______ day of __May______________, 2005.

For and on behalf of	FIRST PROFESSIONALS INSURANCE COMPANY, INC.

By: __/s/ Lou Sicilian_________________________
Its: __ Senior Vice President and Treasurer________

In Grand Cayman, B.W.I. this _4th____ day of __June_______________, 2005.

For and on behalf of	AMERICAN PROFESSIONAL ASSURANCE LIMITED

By: __/s/ J. Barry Smith________________________
Its: __Vice President___________________________